Exhibit 99.9

Consumer Response Talking Points

•	Del Monte announced that it has entered into an agreement to be acquired by private equity firms Kohlberg Kravis Roberts & Co. (KKR), Vestar Capital Partners and Centerview Partners.

•	Importantly, as a consumer you will not be affected by this news. It is business as usual at Del Monte and we will continue to deliver the same great quality products you have come to expect.

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This transaction will position us well for the future. KKR, Vestar, and Centerview share our goal of being a premier branded consumer products company and our mission - nourishing families and enriching lives every day.

•	As always, we deeply appreciate your business and support.

Consumer Response Statement

“Del Monte announced that it has entered into an agreement to be acquired by private equity firms Kohlberg Kravis Roberts & Co. (KKR), Vestar Capital Partners and Centerview Partners. Importantly, as a consumer you will not be affected by this news. It is business as usual at Del Monte and we will continue to deliver the same great quality products you have come to expect. This transaction will position us well for the future. KKR, Vestar, and Centerview share our goal of being a premier branded consumer products company and our mission – nourishing families and enriching lives every day. As always, we deeply appreciate your business and support.”

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.